Exhibit 99.2

Graham Corporation ◆ 20 Florence Avenue ◆ Batavia, NY 14020

IMMEDIATE RELEASE

GRAHAM CORPORATION AWARDED OVER $40 MILLION IN ORDERS IN

FIRST QUARTER FISCAL YEAR 2023

BATAVIA, NY, July 29, 2022 – Graham Corporation (NYSE: GHM ), a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy and process industries, announced that it was awarded $40.3 million in orders during its first quarter fiscal year 2023.

Within the $40.3 million of total orders, there were several orders and trends noteworthy of mention:

•	$10.0 million for commercial aftermarket
•	$7.3 million of combined pump/turbo pump orders to multiple customers in the space industry
•	$7.0 million for vacuum distillation systems for a refinery in India
•	$5.6 million of combined orders for critical U.S. Navy submarine and carrier programs

Daniel J. Thoren, President and CEO, commented, “We are truly excited about the breadth and diversity we are seeing in our backlog and order pipeline. We are engineering experts in complex fluid, power, heat transfer and vacuum systems and this expertise is being recognized in more growth-oriented markets of defense, space and alternative energy, which augments our global energy and process businesses.”

Graham will be hosting a conference call and webcast to review its first quarter results that were announced separately today. The call will be held today at 10:00 a.m. eastern time and can be accessed at (201) 689 8560. An Internet webcast link and accompanying slide presentation can be found at https://ir.grahamcorp.com/.

ABOUT GRAHAM CORPORATION

Graham is a global leader in the design and manufacture of mission critical fluid, power, heat transfer and vacuum technologies for the defense, space, energy and process industries. The Graham Manufacturing and Barber-Nichols’ global brands are built upon world-renowned engineering expertise in vacuum and heat transfer, cryogenic pumps and turbomachinery technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems.

Graham routinely posts news and other important information on its website, www.grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

For more information, contact:

Christopher J. Thome	Deborah K. Pawlowski
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
dpawlowski@keiadvisors.com

###